Stock Option Exchange Program July 31, 2009 Exhibit (a)(1)(G)

What is it?
• One time stock option exchange
• Allows employees to exchange certain
existing options for new options
• You will receive fewer new options but at an
exercise price equal to our closing price
(IRIX) on the new option grant date
(expected to be August 27, 2009)

Is it for me?
• Participation is voluntary
• Your option is eligible for exchange if:
#1
– Option granted on or after Jan 1, 2002 but before Jan 1,
2009
– Exercise price of options granted is equal to or greater
than $3.00 per share
– Granted under either the 2008 or 1998 option plans
AND
– Is outstanding and does not expire before the end of the
exchange program

Is it for me?
#2
– Option granted Feb 28, 2007 in connection with the
Laserscope acquisition
– Exercise price of options granted is equal to $10.06 per
share
AND
– Is outstanding and does not expire before the end of the
exchange program
• If you have more than one eligible option grant,
you can choose to exchange one or more grants
– You can’t choose to exchange part of a grant

Is it for me? • In your paperwork is a schedule that shows your option grants that are eligible for exchange

How many shares do I get in exchange
and what is the exercise price?
• Exchange ratio depends on the exercise price
of your original option
• The exercise price of your new option is the
CLOSING PRICE of IRIX on the new option
grant date (expected to be August 27, 2009)
4 to 1 $9.00 to $11.00
2 to 1 $6.00 to $8.99
1.5 to 1 $3.00 to $5.99
The exchange ratio is If Exercise Price of Eligible Option is

What happens to my vesting? • All new option grants will require a minimum of six months before any shares vest • After that it depends upon the year the original option was granted – see paperwork th
How do I exchange and when?
• If you wish to exchange one or more of your
eligible options grants
–
You must
complete the election form included in your
paperwork:
SEE EXHIBIT (a)(1)(C)
–
You must
e-mail or fax to Susan Bruce at
sbruce@iridex.com or 650 940 4710
– OR hand deliver to Susan BUT YOU MUST GET A
SIGNED RECEIPT FROM SUSAN!!!!
• You have until Aug 27   at 5.00pm PDT to
turn in your election form (the currently
expected closing date)